CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 22, 2011 on the financial statements of Schooner Global Absulute Return Fund, a series of the Trust for Professional Managers (formerly the Nakoma Absolute Return Fund, a series of the Nakoma Mutual Funds), as of May 31, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Schooner Global Absolute Return Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
November 3, 2011

Registered with the Public Company Accounting Oversight Board